Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

K-V Pharmaceutical Company

Bridgeton, Missouri

We hereby consent to the use in the prospectus constituting a part of this Registration Statement of our report dated December 23, 2010 relating to the consolidated financial statements and 2010 information in Schedule II of K-V Pharmaceutical Company, which is contained in that prospectus. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO USA, LLP

Chicago, Illinois

May 6, 2011